Exhibit 99.1

CERTAIN CLOSED END FUNDS ADVISED BY LEGG MASON PARTNERS FUND ADVISOR, LLC ANNOUNCE APPOINTMENT OF NEW DIRECTOR AND OFFFICER

New York — (Business Wire) — May 21, 2013

ClearBridge Energy MLP Fund Inc. (NYSE: CEM),

ClearBridge Energy MLP Opportunity Fund Inc. (NYSE: EMO),

ClearBridge Energy MLP Total Return Fund Inc. (NYSE: CTR),

Legg Mason BW Global Income Opportunities Fund Inc. (NYSE: BWG),

LMP Capital and Income Fund Inc. (NYSE: SCD),

LMP Corporate Loan Fund Inc. (NYSE: TLI),

LMP Real Estate Income Fund Inc. (NYSE: RIT).

Permal Hedge Strategies Fund,

Western Asset Emerging Markets Debt Fund Inc. (NYSE: ESD),

Western Asset Emerging Markets Income Fund Inc. (NYSE: EMD),

Western Asset Global Corporate Defined Opportunity Fund Inc. (NYSE: GDO),

Western Asset Global High Income Fund Inc. (NYSE: EHI),

Western Asset Global Partners Income Fund Inc. (NYSE: GDF),

Western Asset High Income Fund Inc. (NYSE: HIF),

Western Asset High Income Fund II Inc. (NYSE: HIX),

Western Asset High Income Opportunity Fund Inc. (NYSE: HIO),

Western Asset High Yield Defined Opportunity Fund Inc. (NYSE: HYI),

Western Asset Inflation Management Fund Inc. (NYSE: IMF),

Western Asset Intermediate Muni Fund Inc. (NYSE: SBI),

Western Asset Investment Grade Defined Opportunity Trust Inc. (NYSE: IGI),

Western Asset Managed High Income Fund Inc. (NYSE: MHY),

Western Asset Managed Municipals Fund Inc. (NYSE: MMU),

Western Asset Middle Market Debt Fund Inc.,
Western Asset Mortgage Defined Opportunity Fund Inc. (NYSE: DMO),

Western Asset Municipal Defined Opportunity Trust Inc. (NYSE: MTT),

Western Asset Municipal High Income Fund Inc. (NYSE: MHF),

Western Asset Municipal Partners Fund Inc. (NYSE: MNP),

Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY), and

Western Asset Worldwide Income Fund Inc. (NYSE: SBW) (together, the “Funds”).

The Funds announced today the retirement of R. Jay Gerken as Chairman and a Director/Trustee of the Funds and as Chief Executive Officer and President of the Funds, effective June 1, 2013. Mr. Gerken served the Funds for over ten years.  The Board of each Fund has appointed Kenneth D. Fuller as a Director/Trustee of the Funds, effective June 1, 2013.

Additionally, the Board of each Fund has appointed Mr. Fuller as the Chairman, Chief Executive Officer and President of each Fund.

Mr. Fuller is a Managing Director of Legg Mason & Co., LLC (“Legg Mason & Co.”) (since 2013); Officer and/or Director/Trustee of 162 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) (since 2013); President and Chief Executive Officer of LM Asset Services, LLC (formerly a registered investment adviser) (since 2013); formerly, Senior Vice President of LMPFA (since 2012); formerly, Director of Legg Mason & Co. (2012 to 2013); formerly, Vice President of Legg Mason & Co. (2009 to 2012); formerly, Vice President of T. Rowe Price Associates (1993 to 2009), as well as

Investment Analyst and Portfolio Manager for certain asset allocation accounts (2004 to 2009). Effective June 1, 2013, Mr. Fuller will become President and Chief Executive Officer of LMPFA.

An investment in a fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only. Legg Mason, Inc. and its affiliates do not engage in selling shares of the funds (except for Permal Hedge Strategies Fund).

For more information, please call Investor Relations: 888-777-0102, or consult the funds’ web site at www.lmcef.com.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com